Exhibit 10.01
2020 Executive Officer Incentive Bonus Plan

Date:	February 20, 2020
To:	Executive Officers
From:	Compensation Committee, Board of Directors
Regarding:	Incentive Bonus Pay for 2020

This document outlines the incentive bonus plan for executive officers of Green Dot Corporation (“Green Dot”) for 2020 (the “Plan”). For purposes of the Plan, “executive officer” means an executive officer of Green Dot who has been designated by the Committee (as defined below) as a participant in the Plan (“Participant”).

The Compensation Committee (the “Committee”) of Green Dot’s Board of Directors (the “Board”) will administer the Plan. Subject to the general purposes, terms and conditions of the Plan, the Committee shall have authority to implement and carry out the Plan, including authority to construe and interpret the Plan. All questions of interpretation or construction of the Plan shall be determined by the Committee. The Committee reserves the right at any time during the year to modify the Plan in total or in part. This Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Committee.

Executive Officer Incentive Bonus Plan

For 2020, the Committee has established a target incentive bonus amount for each Participant equal to a specified dollar amount.

Under the Plan, 50% of each Participant’s 2020 target incentive bonus amount will be in the form of performance-based restricted stock units (“PRSUs”) and 50% will be in the form of a cash incentive award (such cash portion, a “Cash Target Bonus”). Each Participant’s PRSUs will be granted pursuant to and subject to the terms and conditions of Green Dot’s 2010 Equity Incentive Plan and a PRSU agreement evidencing such PRSUs, which may include additional terms and conditions that are not described in this Plan.

50% of each Participant’s PRSUs and cash incentive award will be earned based upon Green Dot’s achievement of Annual Revenue milestones for 2020. The remaining 50% of each Participant’s PRSUs and cash incentive award will be earned based upon Green Dot’s achievement of Adjusted EBITDA milestones for 2020.

In order to be eligible to participate in the Plan and earn PRSUs and a cash incentive award, a Participant must be employed at the time that the Committee determines that the applicable performance goals have been satisfied, provided that in the case of PRSUs, no PRSUs may be earned before the one-year anniversary of the date of grant. In addition, all cash incentive awards must be paid out no later than March 15th of the year following the calendar year in which they were earned.

The following formula will be used to determine each executive officer’s PRSU payout (the “PRSU Formula”).

Actual PRSUs earned = Target PRSUs x ((Revenue Payout Multiplier x 50%)+(Adjusted EBITDA Payout Multiplier x 50%))

The following formula will be used to determine each executive officer’s cash incentive award payout (the “Cash Bonus Formula”).

Actual Bonus earned = Cash Target Bonus x ((Revenue Payout Multiplier x 50%)+(Adjusted EBITDA Payout Multiplier x 50%))

Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce each executive officer’s payout below that which otherwise would be payable under the PRSU Formula or Cash Bonus Formula.

Achievement of Annual Revenue Milestones

The Revenue Payout Multiplier will be calculated based on the Annual Revenue milestones set forth in the table below for the period of time from January 1, 2020 to December 31, 2020 (the “Bonus Period”). The Committee has established a target dollar amount for Annual Revenue for 2020 (“Target Revenue”) and communicated it to the Participant in connection herewith.

The table below summarizes the performance and payout curve.

Annual Revenue Milestones as a % of Target Revenue	Revenue Payout Multiplier
˂ 97.3%	0%
97.3%	50%
98.7%	75%
100.0% - 101.3%	100%
102.7%	125%
104.0%	150%
104.9%	200%

As illustrated in the table above, Participants can achieve a Revenue Payout Multiplier of 100% under this Plan if Green Dot’s Annual Revenue is 100% to 101.3% of Target Revenue for 2020. The minimum Revenue Payout Multiplier is 50% upon Green Dot achieving 97.3% of Target Revenue, and the maximum Revenue Payout Multiplier is 200% upon Green Dot achieving 104.9% of Target Revenue.

“Annual Revenue” means the amount of total operating revenue for the year ending December 31, 2020 reflected in Green Dot’s consolidated statements of operations less the impact of commissions and processing-related costs associated with Banking as a Service products and services where Green Dot does not control customer acquisition.

Achievement of Adjusted EBITDA Milestones

The Adjusted EBITDA Payout Multiplier will be calculated based on the Adjusted EBITDA milestones set forth in the table below for the Bonus Period. The Committee has established a target dollar amount of Adjusted EBITDA for 2020 (“Target EBITDA”) and communicated it to the Participant in connection herewith.

The table below summarizes the performance and payout curve.

Annual Adjusted EBITDA Milestones as a % of Target EBITDA	Adjusted EBITDA Payout Multiplier
˂ 94.9%	0%
94.9%	50%
97.4%	75%
100.0% - 105.1%	100%
107.7%	125%
110.3%	150%
111.8%	200%

As illustrated in the table above, Participants can achieve an Adjusted EBITDA Payout Multiplier of 100% under this Plan if Green Dot’s Adjusted EBITDA is 100% to 105.1% of Target EBITDA for 2020. The minimum Adjusted EBITDA Payout Multiplier is 50% upon Green Dot achieving 94.9% of Target EBITDA, and the maximum Adjusted EBITDA Payout Multiplier is 200% upon Green Dot achieving 111.8% of Target EBITDA.

“Adjusted EBITDA” means the amount of earnings before interest, income taxes, depreciation and amortization for the year ending December 31, 2020 reflected in Green Dot's consolidated statements of operations excluding (i) net interest income, (ii) income tax (benefit) expense, (iii) depreciation and amortization of property and equipment, (iv) employee stock-based compensation expense and related employer payroll taxes, (v) amortization of acquired intangibles, (vi) change in fair value of contingent consideration, (vii) transaction costs, (viii) impairment charges, (ix) severance expenses, and (x) other non-recurring income and expense that are not reflective of ongoing operating results. The items to be excluded for purposes of computing Adjusted EBITDA under clause (x) are subject to the review and approval of the Committee.

Recoupment

Subject to applicable law, any shares issued, or the after-tax portion of any bonus paid, to a Participant shall be subject to clawback or recoupment pursuant to Green Dot's Compensation Recovery Policy (the "Policy") or any other compensation clawback or recoupment policy that may be adopted by the Board of Directors (or its Compensation Committee) from time to time or required by law during the term of the Participant’s employment or other service with Green Dot that is applicable to executive officers or other service providers of Green Dot.

General

Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of Green Dot as an employee and employment with Green Dot is employment at-will, terminable by either party at any time for any reason.

The Plan shall be binding upon and inure to the benefit of Green Dot, its successors and assigns and, with respect to any earned but unpaid bonus, to the Participant and his or her heirs, executors, administrators and legal representatives. The Plan shall be construed in accordance with and governed by the laws of the State of California.

No amounts payable under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay bonus amounts shall at all times be an unfunded and unsecured obligation of Green Dot, and Green Dot shall not be required to incur indebtedness to fund any bonus amounts under the Plan unless otherwise directed to do so by the Committee. Participants shall have the status of general creditors. The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Any questions regarding this Plan should be directed to Green Dot’s Compensation Committee of the Board of Directors.